Exhibit 99.6
Letter Agreement dated January 31, 2000 between LSOF Greenbriar and Greenbriar





                                January 31, 2000




Greenbriar Corporation
Attention:  Gene S. Bertcher
4265 Kellway Circle
Addison, Texas  75001

                     Re:       Preferred Stock Redemption
                               --------------------------

Ladies and Gentlemen:

This letter sets forth our understanding of the agreement between Greenbriar Corporation ("Greenbriar") and LSOF Greenbriar, L.L.C. ("Lone Star") regarding Greenbriar's agreement to redeem shares of Greenbriar's Series F Senior Convertible Preferred Stock (the "Series F Stock") and Series G Senior Non-Voting Convertible Preferred Stock (the "Series G Stock," and together with the Series F Stock, the "Preferred Stock") held by Lone Star.

         1. Redemption. Greenbriar and Lone Star agree that on February 1, 2000, Greenbriar will redeem 189,381 shares of Series G Stock, as calculated in accordance with Exhibit A attached hereto, for an aggregate redemption price of $2.5 million (the "Redeemed Stock"). Within three (3) business days after receipt of funds for such redemption, Lone Star will tender its certificate representing the Redeemed Stock. Greenbriar shall issue a new certificate for the balance of the unredeemed shares.

         2. Future Redemptions. Greenbriar and Lone Star further agree that within five business days after (i) the sale of any capital assets, or (ii) the refinancing of any capital assets, including without limitation, the Beaverton land sale, the Rose Garden Community sale or refinancing, the Texarkana land sale and the office building sale (the "Specific Transactions"), Greenbriar shall use all proceeds, after payment of reasonable out-of-pocket expenses (the "Net Proceeds"), to redeem additional shares of Preferred Stock. All redemptions will be: (i) of Series G Stock until all Series G Stock has been redeemed, and thereafter of Series F Stock and (ii) for that number of shares determined in the same manner as the number of shares of Redeemed Stock is calculated in Exhibit A, provided that the determination of the 20% IRR Lookback will be made as of the date immediately preceding the applicable redemption date. Greenbriar will use its best efforts to consummate each of the Specified Transactions as promptly as is reasonably practicable.


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         3. Capital Expenditure Curtailment. Greenbriar agrees to curtail all capital expenditures other than those which are necessary and essential, pending the complete redemption of the Preferred Stock.

         4. Governing Law. This letter agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to principles of conflicts of law.

         If the above understanding is satisfactory to Greenbriar, please sign this letter in the space indicated below and return a signed copy to Lone Star at the address set forth above, attention: Len Allen, whereupon this letter agreement shall become a binding agreement upon the parties hereto and their respective survivors and assigns.

                                          LSOF GREENBRIAR, L.L.C.

                                          By: /s/Les W. Allen, Jr.
                                              ----------------------------
                                              Name: Les W. Allen, Jr.
                                              Title: Vice President


Acknowledged and Agreed to by:

GREENBRIAR CORPORATION

By: /s/ Gene S. Bertcher
    ----------------------------------
    Name: Gene S. Bertcher
    Title: Executive Vice President





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                                    Exhibit A


Preferred Stock Redemption Calculation:
--------------------------------------

Preferred Stock Investment:                                       $22,000,000

20% IRR Lookback (as of 2/1/00):                                   $7,042,000
                                                                 ------------

Total as of 2/1/00:                                               $29,042,000

Preferred Stock Investment (as % of Total):                            75.75%

Pro-Rata Share of Current Redemption Allocated to
  Preferred Stock:                                                 $1,893,809

Number of Shares Redeemed (10:1):                                     189,381

Pro-Rata Share of Current Redemption Allocated to Lookback:          $606,191










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